Exhibit 99(aq)

UNITED STATES OF AMERICA
BEFORE THE
FEDERAL ENERGY REGULATORY COMMISSION

Maine Public Service Company	)	Docket No. EROO-1053-009

SETTLEMENT AGREEMENT

The Parties agree to this Settlement Agreement, which is made as of 11th day of February, 2004. The terms of the Settlement Agreement are set forth below.

I.                                      DEFINITIONS

1.1                               Commission: Federal Energy Regulatory Commission.

1.2                               Formula Rate: MPS’s formula rate in its OATT.

1.3                               MPS: Maine Public Service Company.

1.4                               MPUC: Maine Public Utilities Commission.

1.5                               OATT: MPS’s Open Access Transmission Tariff.

1.6                               Parties: Eastern Maine Electric Cooperative, Houlton Water Company, MPS, Van Buren Light and Power District, and WPS Energy Services, Inc.

1.7                               Settlement Agreement: This Settlement Agreement in Maine Public Service Company, Docket No. EROO-1053-009.

1.8                               2000 Settlement Agreement: The Settlement Agreement signed June 30, 2000, filed in Maine Public Service Company, Docket No. EROO-1053-000, and approved by the Commission on September 15, 2000. Maine Pub. Serv. Co., 92 FERC 161,208 (2000).

II.                                     TERMS

2.1                               Resolution of issues. Pursuant to Section 2.5 of the 2000 Settlement Agreement, NIPS met with the Parties, the MPUC, and Commission Trial Staff to determine if any of the Parties, the MPUC, or Commission Trial Staff believe that the Formula Rate does not produce reasonable results. MPS and the Parties, the MPUC, and Commission Trial Staff were able to reach agreement. The agreement is reflected in this Settlement Agreement. Additionally, pursuant to the 2000 Settlement Agreement, on June 16, 2003 in Docket No. EROO-1053-009, MPS filed an informational filing setting forth the changed OATT charges effective June 1, 2003 together with backup materials. This Settlement Agreement also resolves all issues in Docket No. EROO-1053-009 regarding the 2003 informational filing. The Parties, the MPUC, and Commission Trial Staff agree that upon Commission approval of this Settlement Agreement this proceeding should be terminated.

2.2                               Formula Rate and OATT Provisions and Changes. The Parties, the MPUC, and Commission Trial Staff agree to certain provisions and changes to MPS’s Formula Rate and OATT as specified herein. Changes are shown in redline and non-redline format in Attachment A. These changes shall take effect on June 1, 2003, unless otherwise noted in this Settlement Agreement. These provisions and changes include:

•                  A fixed 11 % return on common equity shall continue to be used. The formula makes clear that the return on common equity may not be changed unless pursuant to section 205 or 206 of Federal Power Act, 16 U.S.C. §§ 824d, 824e.

•                  In calculating the weighted overall return, MPS’s actual long term debt and preferred costs will be calculated as specified in Note 1 of Statement AV of the Formula Rate. For the three years ending June 1, 2006, MPS’s equity ratio will be (1) the actual equity ratio as calculated according to Formula Rate Statement AV or (2) 53%, whichever is lower, and MPS’s debt ratio will be (a) the actual debt ratio as calculated according to Formula Rate Statement AV or (b) 100% less 53% less the actual preferred stock ratio, whichever is higher.

•                  Effective January 1, 2004, UPS will begin booking depreciation accruals for the following plant accounts at the rates specified, and depreciation expense reflecting these rates will be included in the MPS Formula Rate be used in the OATT charges to be effective June 1, 2005. Formula Rate Statement AJ makes clear that the depreciation rates may not be changed unless pursuant to section 205 or 206 of Federal Power Act, 16 U.S.C. §§ 824d, 824e.

Account 352 Structures and Improvements	1.26%

Account 353 Station Equipment	1.70%

Account 355.1 Poles and Fixtures	2.48%

Account 355.2 Rights-of-Way Clearing	1.33%

Account 355.3 Environmental Permits	2.12%

Account 356 Overhead Conductors and Dev.	1.48%

Account 390 Structures and Improvements	2.03%

Account 391.1 Office Furniture & Equipment	3.90%

Account 391.2 Computers	13.75%

Account 391.21 DOS Circuit Installation	21.35%

Account 391.216 OASIS Computer Hardware	13.75%

Account 393 Stores Equipment	2.18%

Account 394 Tools & Garage Equipment	2.12%

Account 395 Laboratory Equipment	3.69%

Account 397.1 Communication Equipment-Radio	3.82%

Account 397.2 Communication Equipment-Telephone	3.82%

Account 398 Misc. Equipment	0.88%

•                  Depreciation rates for the following plant accounts will be effective January 1, 2003 and depreciation expense reflecting accruals at these rates will be included in the MPS Formula Rate be used in the OATT charges to be effective June 1, 2004. Formula Rate Statement AJ makes clear that the depreciation rates may not be changed unless pursuant to section 205 or 206 of Federal Power Act, 16 U.S.C. §§ 824d, 824e.

Account 350.2 Rights of Way	0%

Account 350.3 Land Rights	0%

Also the proposed amounts of depreciation accrual previously recorded through December 31, 2002 and related to Account 350.2 and 350.3 will not be reversed and will continue to be recognized as credits to rate base.

•                  MPS shall continue to include intangible plant in rate base, and in addition, WS shall reduce intangible plant by accumulated amortization (reflected on’ Formula Rate Statement AE) and include an amortization of intangible plant in the calculation of depreciation and amortization expense. Formula Rate Statement AJ shall be modified to include the intangible amortization in total general plant depreciation and intangible amortization. The transmission labor allocator shall be used to allocate total general plant depreciation and intangible amortization to the transmission function. UPS shall use a three-year amortization period for computer hardware and software related intangible plant, except that extraordinary software investment that on a project basis exceed $100,000 shall be amortized over seven years, with appropriate recognition of deferred taxes. In the informational filing WS makes each year pursuant to Section 2.4 of this Settlement Agreement, MPS shall include worksheets that detail the following information regarding projects being amortized in Account 303: a description of the project, beginning and ending balances, the annual amortization and total accumulated amortization for that project. A sample worksheet is included in Attachment B of this Settlement Agreement.

•                  MPS shall allocate external regulatory expenses to all customers based  on a load ratio share basis beginning with test year 2002 expenses. The  current three-year amortization will continue. A conforming change to  Formula Rate Schedule lb shall be made.

•                  A revenue credit for rents in Account 454 (pole attachments, etc.) shall be added to the Formula Rate Statement AU. A conforming change to Formula Rate Schedule 2 shall be made.

•                  MPS shall add a new. line item to Schedule 2 of the Formula Rate to reduce rate base for deferred directors’ fees. The amount of directors’ fees to be shown on Schedule 2 of the Formula Rate will be developed on Formula Rate Statement AD2.

•                  MPS shall modify the Formula Rate Statement AF2 to reduce rate base by the net of amounts in Account 228.3 (i.e. Accounts 228.310, 228.320, and 228.330) minus the amount in Account 186.991. MPS will average the beginning and end of year balances in the accounts and allocate the net of the averages to the transmission function using the transmission labor allocator. Formula Rate Schedule 2 will be modified to add a line item for pensions and benefits.

•                  All costs (1) of generation, (2) of entering the generation business and (3) of any other non-transmission business (regulated or non-regulated) activities - including all deferred income taxes and an appropriate allocation of administrative and general expenses - shall be excluded from the transmission rate. Any costs of starting or operating any business other than transmission or distribution that have or will be incurred as of January 1, 2003 shall be separately identified and segregated so that transmission customers can review those costs. MPS shall maintain sufficient records to enable customers to monitor these costs and to ensure that these costs are identified and not charged to transmission customers, and to enable MPS to support and explain its allocation of costs. Any information provided by MPS regarding these costs will be treated as supporting documentation under Section 2.3 of the Settlement Agreement and any disputes concerning that information will be resolved under the terms of Section 2.3 and not Section 2.4.

•                  In the informational filing WS makes each year pursuant to Section 2.4 of this Settlement Agreement, MPS shall include worksheets that detail the treatment of deferred taxes related to Accelerated Costs Recovery System (“ACRS”)/ Modified Accelerated Cost Recovery System (“MACRS”) property. Specifically, WS shall demonstrate by journal or account entries that the tax benefits related to the tax deductions for the retirement of ACRS/MACRS property and for costs of removal of that property were credited to Account 282 or 283. A sample worksheet is included in Attachment B of this Settlement Agreement.

•                  For retail transmission charges, MPS shall change the retail transmission rates each year on October 1. Specifically, MPS shall add the following  language to the Formula Rate Schedule 1.1.1: “Retail transmission price changes will take effect October 1. The transmission revenue effect of  any difference (positive or negative) between when transmission price  changes would normally occur (June 1) and when they actually occur  (October 1) will be accrued with interest, calculated pursuant to Section

35.19a for FERC’s regulations and included in the next determination of transmission prices for retail transmission customers.”

•                  The following clean-up edits to the Formula Rate shall be made: (1) Schedule 2 shall be modified to add the appropriate line numbers. (2) Schedule 1b2 shall be changed to correct the account numbers listed. (3) The Schedule reference on line 2 of Schedule 1.1.1 shall be corrected and the title revised. (4) MPS shall correct Statement AF2, note 2 by changing the 190 to 109. (5) Statement AU shall be modified to clarify that non-firm revenues are revenues credited and to reflect the total calculation method.

•                  MPS shall modify OATT Schedule 2, Reactive Support and Voltage Control from Generation Sources Service to specify the allocation of reactive support costs. UPS shall allocate reactive support charges on a load ratio share basis. For wholesale customers, charges for reactive support shall occur each month on an as billed basis. For retail customers, the reactive support charges shall be rolled into the retail transmission revenue requirement on a prospective yearly basis with a true-up the next year. This change to Schedule 2 shall be effective April 1, 2003. UPS also will add Schedule 4 to the Formula Rate to describe the allocation of reactive support costs and modify Schedule 1.1.2 to reflect the allocation for retail transmission customers.

The Parties, the MPUC, and Commission Trial Staff agree that if there is a conflict between the Formula Rate and OATT changes listed in this Section

2.2 and changes reflected on the Formula Rate and OATT pages included in Attachment A to this Settlement Agreement, the changes reflected on the Formula Rate and OATT pages included in Attachment A to this Settlement Agreement control.

2.3                               Informational Submission. Consistent with the 2000 Settlement Agreement, before each annual (June 1) adjustment under MPS’s Formula Rate; MPS shall provide the Parties, the MPUC, and Commission Trial Staff with the changed charges that MPS proposes to apply on June 1 together with back-up materials. MPS shall. use its best efforts to provide that information by May 15 of each year. MPS shall submit an informational filing with the Commission setting forth the changed charges by June 15 of each year. If a Party disputes the annual charge change, that Party shall possess the right to raise any issue with the Commission (even after June 15). MPS shall respond to reasonable requests for supporting documentation requested by any Party, the MPUC, or Commission Trial Staff (even after June 15).

2.4                               Formula Rate Re-filing. By March 1, 2006, MPS shall meet with the Parties, the MPUC, and Commission Trial Staff to determine if any of the Parties, the MPUC, or Commission Trial Staff believe that the Formula Rate does not produce reasonable results. If MPS and the Parties, the MPUC, and Commission Trial Staff are unable to reach agreement, then MPS shall submit by April 30, 2006, under section 205 of the Federal Power Act, 16

U.S.C. § 824d, a unilateral filing with the Commission restating or revising the Formula Rate.

2.5                               Computation. Attachment C to this Settlement Agreement shows the calculation changes and charges that will be effective for the twelve month period beginning June 1, 2003 under the Formula Rate as revised to reflect this Settlement Agreement.

2.6                               Rebilling. MPS shall rebill OATT customers for charges under the OATT related to the implementation of the Rate Formula changes effective June 1, 2003. The rebilling shall include interest computed under 18 C.F.R. § 35.19a. For the purpose of keeping the total. retail transmission and distribution rate constant until October 1, 2004, MPS shall not rebill the retail transmission customers until October 1, 2004. At the time of the retail transmission rebilling, MPS shall include refunds with interest pursuant to 18 C.F.R. § 35.19a for the rebilling and any appropriate surcharges with interest calculated pursuant to FERC regulations, 18 C.F.R. § 35.19a, associated with the delay in implementation of the 2003 retail transmission change in charges from June 1, 2003 to October 1, 2003. Also included in the rebilling will be the yet unbilled refunds and surcharges associated with past periods, including but not limited to those associated with the delay in implementation of the 2002 retail transmission change in charges from June 1, 2002 to October 1, 2002, and the 2003 retail transmission change in charges from June 1, 2003 to November 1, 2003, and refunds associated with settlement filed on March 7, 2003 in Docket No. ER03-1053-008.

2.7                               No Principles Established. By agreeing to this Settlement Agreement, no party shall be deemed to have approved, accepted, or agreed to any principle or theory or to any data that might be asserted to underlie this Settlement Agreement. This Settlement Agreement shall not be deemed in any respect to constitute an admission by any party that an allegation or contention made or contained in this proceeding is true or untrue or valid or invalid. The acceptance or approval by the Commission of this Settlement Agreement shall not in any respect constitute a determination by the Commission as to the merits of any allegation or contention made in this proceeding or affect in any way the distribution of evidentiary burdens in future cases. Nothing in this Settlement Agreement shall constitute a “settled practice” within the meaning of Public Service Commission of New York v. FERC, 642 F.2d 1335 (D.C. Cir. 1980).

2.8                               No Waiver of Section 205 and 206 Rights. Nothing in this Settlement Agreement shall constitute a waiver of any party’s Federal Power Act section 205 and 206 rights. 16 U.S.C. § 824d, 824e.

2.9                               Acceptance by Commission. This Settlement Agreement is expressly  conditioned upon the Commission’s acceptance of the terms and conditions hereof, without modifications or omission. This Settlement Agreement is  submitted on the understanding and condition that, if the Commission does  not by order approve this Settlement Agreement in its entirety and MPS or  the Parties object to the Commission’s changes, this Settlement Agreement  and all related documents in this proceeding shall be deemed of no effect and shall not constitute part of the record in any proceeding or be used for any other purpose.

2.10                        Execution in Counterparts. This Settlement Agreement may be executed in any number of counterparts with the same effect as if each party had executed the same document. All such counterparts shall be construed together and shall constitute one instrument.

2.11                        Complete Agreement: This Settlement Agreement together with Attachment A, B, and C represent the full and complete agreement of the Parties, the MPUC, and Commission Trial Staff.

IN WITNESS WHEREOF, the Parties, by their duly authorized agents, have hereunder executed this Settlement Agreement, effective as of the date set forth above.

MAINE PUBLIC SERVICE COMPANY

/s/ Wendy N. Reed

Name	Wendy N. Reed

Title	Attorney

Dated	2/06/2004

IN WITNESS WHEREOF, the. Parties, by their du1y authorized agents, have hereunder executed this Settlement Agreement, effective as of the date set forth above.

HOULTON WATER COMPANY

/s/ John J. Bartus

Name	John J. Bartus

Title	ATTORNEY FOR HOULTON WATER COMPANY

Dated	30 JAN 2004

IN WITNESS WHEREOF, the Parties, by their duly authorized agents, have hereunder executed this Settlement Agreement, effective as of the date set forth above.

WPS ENERGY SERVICES, INC.

/s/ Antonia A. Frost

Name	Antonia A. Frost

Title	Counsel

Dated	2/6/04

IN WITNESS WHEREOF, the Parties, by their duly authorized agents, have hereunder executed this Settlement Agreement, effective as of the date set forth above..

EASTERN MAINE ELECTRIC COOPERATIVE, IN

/s/ James L. Dean III

Name	James L. Dean. III

Title	Chief Executive Off Leer

Dated	February 5, 2004

IN WITNESS WHEREOF, the Parties, by their duly authorized agents, have hereunder executed this Settlement Agreement, effective a off the date set forth above.

VAN -BUREN LIGHT AND POWER COMPANY

/s/ Maurice Saucier

Name	Maurice Saucier

Title	Chairman, Board of Trustees

Dated	February 3, 2004